Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of ANI Pharmaceuticals, Inc. on Form S-3 to be filed on or about December 17, 2021 of our reports dated March 11, 2021, on our audits of the consolidated financial statements as of December 31, 2020 and 2019 and for each of the years in the three-year period ended December 31, 2020, and the effectiveness of ANI Pharmaceuticals, Inc.’s internal control over financial reporting as of December 31, 2020, which reports were included in the Annual Report on Form 10-K filed March 11, 2021. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Philadelphia, Pennsylvania

December 17, 2021